Exhibit 99.1

iPayment Reports Financial Results for Three Months and Twelve Months Ended December 31, 2012

NEW YORK--(BUSINESS WIRE)--April 1, 2013--iPayment Holdings, Inc. (“Holdings”) and iPayment, Inc. (“iPayment” or the “Company”) today announced their audited financial results for the three months and twelve months ended December 31, 2012. All operations are conducted through iPayment and its subsidiaries. Holdings is a holding company that does not have any operations or material assets other than its ownership of iPayment and its subsidiaries. The financial results of Holdings are substantially the same as those of iPayment with the exception of interest expense, tax provision (benefit) and net income (loss). The financial results discussed below represent those of iPayment and its consolidated subsidiaries, except where otherwise noted.

For the fourth quarter of 2012, the Company processed $5.3 billion of total transaction volume, a decrease from $5.6 billion for the same period in 2011. Total revenues decreased by 2.6% to $168.9 million for the fourth quarter of 2012 from $173.3 million for the fourth quarter of 2011. This decrease was primarily due to declines in total transaction volume and number of transactions, as well as a reduction in debit interchange fees. Revenues, net of interchange, decreased 5.3% to $84.9 million for the fourth quarter of 2012 compared to $89.6 million for the fourth quarter of 2011. Income from operations increased 27.8% to $17.2 million for iPayment and its consolidated subsidiaries and $17.2 million for Holdings and its consolidated subsidiaries for the fourth quarter of 2012 compared to $13.5 million for iPayment and its consolidated subsidiaries and $13.4 million for Holdings and its consolidated subsidiaries for the fourth quarter of 2011. Income from operations for the fourth quarter of 2012 was impacted by lower depreciation and amortization expense along with embezzlement recoveries partially offset by higher SG&A. Results for the fourth quarter of 2012 included $3.1 million in embezzlement recoveries and $2.8 million of investigation and remediation costs associated with the matters described in the Company’s November 5, 2012 Report on Form 8-K. The Company had approximately 118,000 active merchants and 170,000 merchants on file from which it generated revenue at the end of 2012.

For fiscal year 2012, the Company processed $22.2 billion of total transaction volume, a 2.0% decrease from $22.7 billion for 2011. Total revenues decreased 3.8% to $681.1 million for 2012, from $708.2 million for 2011. Revenues, net of interchange, increased 2.2% to $341.5 million for 2012 compared to revenues, net of interchange, of $334.1 million for 2011. Income from operations was approximately $57.5 million and $57.3 million for iPayment and its consolidated subsidiaries, and Holdings and its consolidated subsidiaries, for 2012, respectively, compared to income from operations of $65.3 million for each of iPayment and its consolidated subsidiaries and Holdings and its consolidated subsidiaries for 2011. For the twelve months ended December 31, 2012, the Company incurred $2.6 million of embezzlement costs versus $4.1 million in 2011. Additionally, in 2012 the Company incurred a total of $3.4 million of investigation and remediation costs associated with the matters described in its November 5, 2012 Report on Form 8-K.

Conference Call

Management will hold a conference call on Tuesday, April 2, 2013, at 10:00 a.m. (Eastern Time) to discuss the Company’s 2012 fourth quarter and full year results. Participants should dial 719-325-2361 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 12:00 noon (Eastern Time) on Tuesday, April 2, and will continue to be available through April 11, 2013. You can access the replay by dialing 719-457-0820 and entering Confirmation Code 9504467.

The live broadcast of iPayment’s quarterly conference call will be available online at www.ipaymentinc.com or http://www.videonewswire.com/event.asp?id=92957 beginning Tuesday, April 2, 2013, at 10:00 a.m. (Eastern Time). The online replay will be available at approximately 12:00 noon (Eastern Time) on Tuesday, April 2, and will continue to be available for one week thereafter.

Safe Harbor Provisions

Information in this press release may contain “forward-looking statements” about Holdings and iPayment. These forward-looking statements involve risks and uncertainties and are not guarantees of future results, performance or achievements, and actual results, performance or achievements could differ materially from our current expectations as a result of numerous factors, including but not limited to the following: the pace at which we are able to implement improvements in our internal controls; unanticipated effects from the reported financial misconduct by certain of our former employees; the impact of our prior restatement on the Company’s material agreements; acquisitions; liability for merchant chargebacks; restrictive covenants governing our indebtedness; actions taken by our bank sponsors; migration of merchant portfolios to new bank sponsors; our reliance on card payment processors and on independent sales organizations; changes in interchange fees; risks associated with the unauthorized disclosure of data; imposition of taxes on Internet transactions; actions by our competitors; and risks related to the integration of companies and merchant portfolios that we have acquired or may acquire. These and other risks are more fully disclosed in our filings with the SEC, including, without limitation, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

About iPayment

iPayment provides credit and debit card payment processing services to small merchants across the United States. iPayment’s payment processing services enable merchants to accept credit cards from VISA, MasterCard, American Express, Discover and Diners Club, as well as other forms of payment, including debit cards, checks, gift cards and loyalty programs. iPayment provides payment processing services to approximately 170,000 merchants throughout the United States.

CONTACT:
iPayment Holdings, Inc.
Mark Monaco, 212-802-7200
Chief Financial Officer